KEY MANAGEMENT INCENTIVE PLAN TERMS
HAL ANTILLEN N.V. AND SUBSIDIARIES
1994 -1996


OBJECTIVE

The Holland America Line - Westours, Inc. ("HALW") Key Management Incentive Plan (the "Plan") is designed to focus managerial attention on the objective of maximizing the profitability of the Holland America Line group of companies.
The Plan provides a framework within which the participants share in the Net Income (as defined below) achieved from applicable business operations on a fiscal year basis.

PLAN ADMINISTRATION

The Plan Administrator is the President and Chief Executive Officer of HALW (the "Plan Administrator"). The Plan Administrator may, in his or her discretion, delegate administrative functions regarding the Plan to the HALW Vice President-Human Resources and/or the HALW Chief Financial Officer. The Plan Administrator shall have sole discretion in resolving any questions regarding the administration or terms of the Plan not addressed in this document as well as in resolving any ambiguities that may exist in this document.

PLAN YEAR

The "Plan Year" is the fiscal year for HAL Antillen N.V., being specifically the 12-month period ending November 30 of each year.

PARTICIPATION

Key Management positions participate in the Plan based on their level of responsibility and to the degree the position can impact the Plan's objectives. Each participant is awarded a specific number of shares (the "Shares") except that no participant shall be awarded in excess of 100 Shares. Decisions regarding whether or not an individual will participate in the Plan, the number of Shares awarded to individual participants, and the aggregate number of Shares awarded to individual participants, and the aggregate number of Shares in a Plan Year are determined by the Plan Administrator. The Shares of each participant will be communicated to the participant during the first ninety (90) days of each Plan Year. Such decisions may be revised during a Plan Year by the Plan Administrator due to major changes in position responsibilities occurring during the Plan Year.

Only persons who are employed by HAL Antillen N.V. or one of its direct or indirect subsidiaries on the first day of a Plan Year are eligible to participate in the Plan, except that persons who commence employment following the beginning of the Plan Year may, with the approval of the Plan Administrator, be allowed to participate in the Plan. Such late-entry participants will be awarded Shares pro-rated to the time of their entry into the Plan, subject to the approval of the Plan Administrator.


In order to actually receive an Incentive Award (as defined below) under the Plan, a participant must be employed by HAL Antillen N.V. or one of its direct or indirect subsidiaries on the last day of the Plan Year. The only exception to this requirement is for participants whose employment is terminated prior to the last day of the Plan Year as the result of death, disability or retirement ("Early Termination Employees").

NET INCOME

The basis for determining the total amount payable under the Plan is the consolidated net income generated within each Plan Year by HAL Antillen N.V. and its direct and indirect subsidiaries including Holland America Line-Westours Inc., Westmark Hotels, Inc., Gray Line of Seattle, Gray Line of Alaska, the Windstar Companies and other corporations or entities as to which HAL Antillen N.V. has a direct or indirect ownership interest, either existing or established during the Plan Year, as such net income is specified in the annual audited consolidated financial statements for HAL Antillen N.V., prepared in accordance with generally accepted accounting principles consistently applied (the "Net Income").

METHOD OF CALCULATING INCENTIVE AWARDS

Each participant will be awarded a specific number of Shares within the Plan for each Plan Year. Each participant will receive the aggregate dollar value of his or her Shares (the "Incentive Award"). The dollar value of a single Share will either be fixed or variable depending on the participant's position, as determined by the Plan Administrator. Participants with a fixed Share value will receive $50.00/Share for each $1,000,000 of Net Income during the Plan Year (pro rated for increments of less than $1,000,000). The fixed Share value is subject to adjustment by the Plan Administrator at any time prior to the commencement of the Plan Year to which such adjustment relates.

Participants with a variable Share value will have their Incentive Awards determined by dividing the actual number of variable Shares outstanding at the end of the Plan Year into the balance of the Incentive Pool (as defined below) after subtracting the aggregate value of the outstanding Shares as to participants with a fixed Share value.

The total Plan incentive award pool for each Plan Year shall equal three and two tenths percent (3.2%) of Net Income for the Plan Year (the "Incentive Pool") provided, however, that percentage may, as to either the 1995 and 1996 Plan Years, be changed by the Plan Administrator at any time prior to the commencement of the applicable Plan Year.

The Plan Administrator has authority to reduce Incentive Awards to Early Termination Employees based upon the actual number of days during the Plan Year
in which the person was employed by HAL Antillen N. V.   or one of its direct
or indirect subsidiaries.


PAYMENT OF INCENTIVE AWARDS

Incentive Awards are paid on a date determined by the Plan Administrator which is within seventy-five (75) days following the conclusion of each Plan Year.
At the discretion of the Plan Administrator, advance partial payment of Incentive Awards may be made based on anticipated Net Income. At the discretion of the Plan Administrator, special arrangements may be made for earlier payments to Early Termination Employees.

Cash awards are subject to partial payment in CCL Stock (as defined below) on the terms described below under Senior Management Common Stock Award.

SENIOR MANAGEMENT COMMON STOCK AWARD

A predetermined portion of the Incentive Award shall be made to specified participants in the form of CCL Class A shares of common stock ("CCL Stock") based on the following table:

     Share Level              Fixed/Variable      Amount of Incentive
                                             Award in CCL Stock

     All Levels               Fixed                    30%
     20 or more               Variable                 25%
     10-19.99                 Variable                 20%
     Less than 10             Variable                 -0-

Notwithstanding the foregoing, no portion of the Incentive Award payable to the Plan Administrator, in his/her capacity as a participant, shall be made in CCL Stock. The actual number of shares of CCL Stock to be received by each participant referred to in the foregoing table shall be determined by dividing the amount of the participant's Incentive Award to be received in CCL Stock (as above provided) by the average closing price for CCL Stock for the last ten (10) trading days of the Plan Year, as quoted on the national stock exchange on which the CCL Stock is traded. Fractional shares of CCL Stock will not be issued.

The value of CCL Stock received by Plan participants will be reported to governmental taxing authorities, and taxes shall be withheld in respect of such CCL Stock, in accordance with the requirements of applicable law. CCL Stock issued will be subject to a restriction on sale commencing from date of issuance and continuing until, but not including, the first trading day in the second January following the end of the Plan Year in respect of which the CCL Stock was issued (e.g., CCL stock issued in respect of the Plan Year ending November 30, 1994 would be subject to a restriction on sale that would not end until the first trading day in January, 1996). Holders will be eligible to receive dividends during the restriction period.


DURATION OF PLAN

The Plan will be effective for the fiscal years 1994, 1995 and 1996. It is the intent of HALW to make a decision on whether or not to renew the Plan for an additional year in August of each year in order to effect a 2-year planning horizon (e.g., decision by August 1995 as to whether or not to extend the Plan to 1997).

PURCHASE FOR INVESTMENT

Whether or not the shares of CCL Stock covered by the Plan have been registered under the Securities Act of 1933, as amended, each person acquiring shares of CCL Stock under the Plan may be required by CCL to give a representation in writing that such person is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. CCL will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any shares of CCL Stock issued or transferred to the Plan participants upon the grant of any shares CCL Stock under the Plan.

AMENDMENT OF PLAN

Any amendment to the Plan shall comply with all applicable laws and applicable stock exchange listing requirements.

GOVERNMENTAL AND OTHER REGULATIONS

The Plan and the CCL Stock awards under the Plan shall be subject to all applicable federal and state laws, rules and regulations and such approvals by any governmental or regulatory agency or national securities exchange, as may be required. CCL shall not be required to issue or deliver any certificates or shares of CCL stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulations of any governmental body or national securities exchange which CCL shall, in its sole discretion, determine to be necessary or advisable.